Execution Copy

Exhibit 4.12

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of March 18, 2020, by and among Venus Concept Inc., a Delaware corporation (the “Company”), and the investors listed on the Schedule of Buyers attached hereto as Exhibit A and any additional investor that becomes party to this Agreement in accordance with Section 1(c) hereof (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A.

The Company and each Buyer are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B.

Each Buyer wishes to purchase, and the Company wishes to issue and sell to each Buyer, severally and not jointly, upon the terms and conditions set forth in this Agreement, (a) units which include (i) that aggregate number of shares of the Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (the “Common Shares”), and (ii) a warrant to acquire 0.75 additional shares of Common Stock (the “Warrant Shares”) at an exercise price of $3.50 per share, in substantially the form attached hereto as Exhibit B (the “Warrants”); each share of Common Stock and a Warrant is referred to herein as a “Common Unit and collectively as the “Common Units”, and/or (b) units which include (i) that aggregate number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), set forth opposite such Buyer’s name in column (5) on the Schedule of Buyers (the “Preferred Shares”), and (ii) a Warrant; each share of Preferred Stock and a Warrant is referred to herein as a “Preferred Unit and collectively as the “Preferred Units.”

C.

The Series A Preferred Stock will have the terms set forth in the certificate of designation (the “Certificate of Designation”) in the form attached hereto as Exhibit C, which shares of Preferred Stock shall be convertible into shares of Common Stock in accordance with the terms of the Certificate of Designation (the “Conversion Shares”); and

D.	The Common Shares, the Preferred Shares, the Conversion Shares and the Warrant Shares collectively are referred to herein as the “Securities”.
E.

In connection with the offering and sale of the Securities, the Company entered into an engagement letter dated on March 17, 2020 (the “Engagement Letter”) with Stifel, Nicolaus & Company, Incorporated and BTIG, LLC, who are acting as Placement Agents (the “Agents”).

F.

Concurrently with the Closing (as defined below), the Company and the Buyers are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Common Shares, Conversion Shares, and the Warrant Shares under the 1933 Act.

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NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:

1.PURCHASE AND SALE OF THE SECURITIES

(a)Purchase of the Securities. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, shall purchase from the Company on the Closing Date (as defined below): (i) in the case of Common Units, the number of Common Shares as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers, together with Warrants to acquire up to that number of Warrant Shares as is set forth opposite such Buyer’s name in column (6) on the Schedule of Buyers; provided, however, that (A) no fractional number of Common Shares shall be sold hereunder, (B) any fractional number of Common Shares shall be rounded down to the nearest whole number of Common Shares, and (C) the Common Share Purchase Price will be reduced by the value of any fractional share, and (ii) in the case of Preferred Units, the number of Preferred Shares as is set forth opposite such Buyer’s name in column (5) on the Schedule of Buyers, together with Warrants to acquire up to that number of Warrant Shares as is set forth opposite such Buyer’s name in column (6) on the Schedule of Buyers; provided, however, that (A) no fractional number of Conversion Shares shall be sold hereunder and (B) any fractional number of Conversion Shares shall be paid in cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company (the “Closing”).

(i)Closing. The date and time of the Closing (the “Closing Date”) shall be 9:00 a.m., New York City time, on or before March 20, 2020 (or such later date and time as is mutually agreed to by the Company and each Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below, remotely at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York, 10022.

(ii)Purchase Price. The aggregate purchase price for the Common Units to be purchased by each Buyer at the Closing (the “Common Stock Purchase Price”) shall be $2.50 per unit (consisting of one Common Share and 0.75 of a Warrant, with each whole Warrant exercisable for one share of Common Stock at an exercise price of $3.50 per share) (as adjusted for the value of any fractional shares). The aggregate purchase price for the Preferred Units to be purchased by each Buyer at the Closing (the “Preferred Stock Purchase Price” and together with the Common Stock Purchase Price, the “Purchase Price”) shall be $2.50 per unit (consisting of one-tenth of one share of Preferred Stock and 0.75 of a Warrant, with each whole Warrant exercisable for one share of Common Stock at an exercise price of $3.50 per share) (as adjusted for the value of any fractional shares).

(b)Form of Payment. On the Closing Date, (i) each Buyer shall pay its respective Purchase Price to the Company for the applicable Securities to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (ii) the Company shall deliver to each Buyer the applicable Securities (allocated in the amounts as such Buyer shall request) which such Buyer is then purchasing hereunder, in each case, duly executed on behalf of the Company and registered in the name of such Buyer or its designee, and, in the case of the Common Shares, on the applicable balance account at Computershare Inc., as the Company’s transfer agent (the “Transfer Agent”) and in the case of the Preferred Shares in in either book-entry or  certificated form. Upon the request of a Buyer, the Company shall instruct the Transfer Agent to provide such Buyer with a copy of such Buyer’s balance account at the Transfer Agent.

2.BUYER’S REPRESENTATIONS AND WARRANTIES.

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Each Buyer, severally and not jointly, represents and warrants with respect to only itself that:

(a)Organization and Good Standing. If the Buyer is an entity, such Buyer is a corporation, partnership, limited liability company or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)Authorization and Power. Such Buyer has the requisite power and authority to enter into and perform the Transaction Documents (as defined below) to which such Buyer is a party and to purchase the Securities being sold to it hereunder. If such Buyer is an entity, the execution, delivery and performance of the Transaction Documents to which such Buyer is a party by such Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or partnership action, and no further consent or authorization of such Buyer or its board of directors, stockholders, partners or similar body, as the case may be, is required. The Transaction Documents to which such Buyer is a party have been duly authorized, executed and delivered by such Buyer and assuming due authorization, execution and deliver by the Company, constitute valid and binding obligations of such Buyer enforceable against such Buyer in accordance with the terms thereof, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)No Public Sale or Distribution. Such Buyer is acquiring (i) the Common Shares, and upon exercise of the Warrants will acquire the Warrant Shares, and/or (ii) the Preferred Shares, and upon conversion of the Preferred Shares will acquire the Conversion Shares and upon exercise of the Warrants, will acquire the Warrant Shares for its own account and not with a view toward, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933 Act, as amended (the “1933 Act”); provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of all or any part of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the 1933 Act and pursuant to the applicable terms of the Transaction Documents. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. As used in this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(d)Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Such Buyer has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit E (the “Investor Questionnaire”), which such Buyer represents and warrants is true, correct and complete. Such Buyer will promptly notify the Company of any changes to its status as an “accredited investor”.

(e)Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth in the Transaction Documents and the Investor Questionnaire in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

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(f)Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer as it has deemed necessary or appropriate to conduct its due diligence investigation. Such Buyer has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein and the truth, accuracy, and completeness thereof. Such Buyer understands that its investment in the Securities involves a high degree of risk and represents and warrants that it is able to bear the economic risk and complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(g)No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(h)Transfer or Resale. Such Buyer understands that, except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to Rule 144, as amended, promulgated under the 1933 Act (or a successor rule thereto) ( “Rule 144”) or an exemption from such registration, (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder, and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(i)Legends. Such Buyer understands that the certificates or other instruments representing the Securities, including any applicable balance account at the Transfer Agent, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Securities):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH ANY OF THESE SECURITIES ARE CONVERTIBLE OR EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

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(j)Legend Removal. Unless otherwise required by state securities laws, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”) or the Transfer Agent, as applicable, and at the Buyer’s election so long as the Buyer is not an affiliate of the Company, if (i) with respect to the Common Shares and the Warrant Shares, such shares are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer of the Securities, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that the Securities can be sold, assigned or transferred pursuant to Rule 144 or an exemption from registration.

(k)No Conflicts. The execution, delivery and performance by such Buyer of the Transaction Documents and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(l)No General Solicitation and Advertising. Such Buyer represents and acknowledges that it has not been solicited to offer to purchase or to purchase any Securities by means of any general solicitation or advertising within the meaning of Regulation D.

(m)Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

(n)Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of such Buyer who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

(o)Independent Evaluation. Such Buyer confirms and agrees that (i) it has independently evaluated the merits of its decision to purchase the Securities, (ii) it has not relied on the advice of, or any representations by, the Agents or any affiliate thereof or any representative of the Agents or their affiliates in making such decision and (iii) neither the Agents nor any of their representatives has any responsibility with respect to the completeness or accuracy of any information or materials furnished to such Buyer in connection with the transactions contemplated hereby. Such Buyer has furnished to the Agents a non-reliance letter addressed to the Agents in the form attached hereto as Exhibit F (the “Non-reliance Letter”).

(p)Bad Actor Disclosure. Such Buyer acknowledges and agrees that it has received and reviewed the disclosure set forth on Exhibit G attached hereto a reasonable time prior to the date hereof.

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(q)ERISA.  Such Buyer represents and acknowledges that it is not an employee benefit plan subject to the ERISA (as defined below) or a “plan” subject to Section 4975 of the Code (as defined below).

3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that, unless otherwise specified, as of the date hereof and as of the Closing Date:

(a)Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the SEC Documents (as defined below), and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to so qualify or have such power or authority would not reasonably be expected to (i) have, singularly or in the aggregate, a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business or (ii) impair in any material respect the ability of the Company to perform its obligations under the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”).

(b)Authorization; Enforcement; Validity. The Company has the requisite power and authority to execute and deliver this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined below), the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement, if any (collectively, the “Transaction Documents”) and to perform its obligations thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of the Transaction Documents and the consummation by it of the transactions contemplated thereby have been duly and validly taken other than in connection with the Required Approvals (as defined below). This Agreement has been duly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)Subsidiaries. Each of the Company’s Subsidiaries (as defined below) has been duly incorporated, organized or formed, as the case may be, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation with full power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the SEC Documents, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. “Subsidiary” of any Person means any entity in which such Person, directly or indirectly, owns more than 50% of the outstanding capital stock, equity or similar interests or voting power of such entity at the time of this Agreement. As of the Initial Closing, the Company has no Subsidiaries except those set forth in Schedule 3(c).

(d)Issuance of the Securities. The Company’s capitalization as of December 31, 2019 and giving effect to the issuance of the Securities hereunder, is set forth on Schedule 3(d). As of the date hereof and as of the Closing Date, the Company will have 310,000,000 authorized shares, of which 300,000,000 are shares of Common Stock, and 10,000,000 are shares of preferred stock, par value

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$0.0001 per share. The Common Shares, the Warrants have been duly authorized and, upon issuance in accordance with the terms hereof and payment of the Common Purchase Price, shall be validly issued, fully paid and nonassessable and free from all preemptive or similar rights. The Preferred Shares and the Warrants have been duly authorized and, upon issuance in accordance with the terms hereof and payment of the Preferred Purchase Price, shall be validly issued, fully paid and nonassessable and free from all preemptive or similar rights. Upon conversion of the Preferred Shares in accordance with the Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights.  Upon exercise of the Warrants in accordance with the terms thereof payment of any applicable exercise price therefore, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights. As of the Closing, (i) a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals 100% of the aggregate of the maximum number of Conversion Shares issuable upon conversion of the Preferred Stock, and (ii) a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals 100% of the aggregate of the maximum number of shares of Common Stock issuable upon exercise of the Warrants. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Securities does not require registration under the 1933 Act. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in compliance with applicable state and federal securities law and any rights of third parties. Except as described on Schedule 3(d), no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. As of the Closing Date, except as disclosed on Schedule 3(d), there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company has an obligation, contingent or otherwise, to issue any equity securities.

(e)No Conflicts. The execution and delivery of the Transaction Documents by the Company, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Securities) will not, subject to the Required Approvals, conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) the organizational documents of the Company or any of its Subsidiaries, (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties; except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or imposition that would not, individually or in the aggregate, have a Material Adverse Effect.

(f)Consents. No consent, approval, authorization, filing with or order of any court, governmental agency or body, or other Person is required in connection with the transactions contemplated by this Agreement, except (i) such as have been obtained under the blue sky laws of any jurisdiction in connection with the purchase of the Securities, (ii) such as maybe required under the 1933 Act in connection with the registration of the Common Shares, Conversion Shares and Warrant Shares pursuant to the Registration Rights Agreement, (iii) the filing of a Form D with the SEC, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), and (v) such as have been obtained under the securities laws and regulations of jurisdictions outside of the United States in which the Securities are sold (collectively, the “Required Approvals”).

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(g)Absence of Defaults. As of the Closing Date, and after giving effect the funding of the aggregate amount set forth on the Schedule of Buyers, the Company is not in default (and no event that, with the passage of time or giving of notice or both, would be a default) in the performance or observance of any material obligation, covenant or condition contained in any loan agreement to which it is a party.

(h)No General Solicitation; Agents’ Fees. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of the Agents’ fees under the Engagement Letter and shall not have any responsibility for any fees or brokers’ commissions incurred by any Buyer or its investment advisor relating to or arising out of the transactions contemplated hereby. The Company acknowledges that it has engaged the Agents in connection with the sale of the Securities. Other than the Agents, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

(i)No Integrated Offering. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise.

(j)Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable (and accordingly the Buyers are exempt from) any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), or the laws of the State of Delaware which are or could become applicable to any Buyer as a result of the transactions contemplated by the Transaction Documents, including the Company’s issuance of the Securities and any Buyer’s ownership of the Securities.

(k)SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it (the “SEC Documents”) with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the 1933 Act applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the filing date, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The financial statements of the Company have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company, as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has never been an issuer subject to Rule 144(i) under the 1933 Act. The pro forma financial information and the related notes included in the SEC Documents have been prepared in accordance with the applicable requirements of the 1933 Act and the rules and regulations thereunder and present fairly the information shown therein, and the assumptions

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used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(l)Absence of Certain Changes. Since the date of the Company’s last audited financial statements included in or incorporated by reference in its SEC Documents, there has been no Material Adverse Effect and no circumstances exist that could reasonably be expected to be, cause or have a Material Adverse Effect. Neither the Company nor any of its respective Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does any of the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.

(m)Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(n)Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers with any information that would constitute material, nonpublic information which has not otherwise been disclosed publicly as of the Closing Date. The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2 hereof and in the Investor Questionnaire.

(o)Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p)Capital Stock of Subsidiaries. All of the outstanding units, limited liability company interests, limited company interests or other equity ownership interests issued by each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable (to the extent applicable under the laws of the relevant jurisdiction).

(q)Investment Company. The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds therefrom, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(r)Exhibits. There is no agreement, contract or other document of a character required to be described in the SEC Documents, or to be filed as an exhibit thereto, which is not described or filed as required.

(s)Registration Rights. Except as disclosed in the SEC Documents, there are no persons with registration or other similar rights to have any equity or debt securities of the Company registered for sale under a registration statement, except for rights (i) contained in the Registration Rights Agreement, or (ii) as have been duly waived.

(t)Legal Proceedings. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened, that could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the SEC Documents.

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(u)Real Property. The Company and its Subsidiaries own or lease all such properties as are necessary for the conduct of their operations as presently conducted.

(v)Independent Accountants. Deloitte LLP who has certified certain financial statements of the Venus Concept Ltd. and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules included in the SEC Documents, are Chartered Professional Accountants/Licensed Public Accountants and are independent with respect to Venus Concept Ltd. within the meaning of the 1933 Act and the applicable published rules and regulations thereunder and Grant Thornton LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered it report with respect to the audited consolidated financial statements and schedules included in the SEC Documents, are independent public accountants with respect to the Company within the meaning of the 1933 Act and the applicable published rules and regulations thereunder.

(w)Taxes. The Company and its Subsidiaries have (a) filed all foreign, federal, state and local tax returns (as defined below) required to be filed with taxing authorities prior to the date hereof or have duly obtained extensions of time for the filing thereof and (b) paid all taxes (as hereinafter defined below) shown as due and payable on such returns that were filed and have paid all taxes imposed on or assessed against the Company or its Subsidiaries, except in each case, as would not reasonably be expected to result in a Material Adverse Effect. The provisions for taxes payable, if any, shown on the financial statements included in the SEC Documents are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. The term “taxes” means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto. The term “returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect to taxes.

(x)Employment Matters. There is (A) no unfair labor practice complaint pending against the Company or any of its Subsidiaries, nor to the Company’s knowledge, threatened against it or any of its Subsidiaries, before the National Labor Relations Board, any state or local labor relation board or any foreign labor relations board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries, or, to the Company’s knowledge, threatened against it and (B) no labor disturbance by the employees of the Company or any of its Subsidiaries exists or, to the Company’s knowledge, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries, principal suppliers, manufacturers, customers or contractors, that could reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect.

(y)Compliance with Occupational Laws. The Company and each of its Subsidiaries (A) is in compliance, in all material respects, with any and all applicable foreign, federal, state and local laws, rules, regulations, treaties, statutes and codes promulgated by any and all governmental authorities (including pursuant to the Occupational Health and Safety Act) relating to the protection of human health and safety in the workplace (“Occupational Laws”); (B) has received all material permits, licenses or other approvals required of it under applicable Occupational Laws to conduct its business as currently conducted; and (C) is in compliance, in all material respects, with all terms and conditions of such permit, license or approval. No action, proceeding, revocation proceeding, writ, injunction or claim is pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to Occupational Laws that could be reasonably expected to have a Material Adverse Effect.

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(z)Insurance. The Company, on a consolidated basis with its Subsidiaries, carries, or is covered by, insurance in such amounts and covering such risks as it believes is adequate for the conduct of its business as currently conducted as described in the SEC Documents and to cover its properties.

(aa)Permits. The Company and each of its Subsidiaries holds, and is in compliance with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders (“Permits”) of any governmental authority required for the conduct of its business as currently conducted as described in the SEC Documents, and all such Permits are in full force and effect, in each case except where the failure to hold, or comply with, any of them is not reasonably likely to result in a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by the Transaction Documents.

(bb)Accounting and Disclosure Controls. Except as disclosed in the SEC documents, the Company, on a consolidated basis with its Subsidiaries, maintains a system of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the 1934 Act) that has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the latest audited financial statements included in the SEC Documents, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures that have been designed to ensure that material information relating to the Company and any subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(cc)Environmental Matters. The Company and its Subsidiaries are in compliance with all foreign, federal, state and local rules, laws and regulations relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of health and safety or the environment which are applicable to their businesses (“Environmental Laws”), except where the failure to comply has not had and would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect. There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of toxic or other wastes or other hazardous substances by, due to, or caused by the Company or any of its Subsidiaries (or, to the Company’s knowledge, any other entity for whose acts or omissions the Company or any of its Subsidiaries is or may otherwise be liable) upon any of the property now or previously owned or leased by the Company or any of its Subsidiaries, or upon any other property, in violation of any law, statute, ordinance, rule, regulation, order, judgment, decree or permit or which would, under any law, statute, ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability, except for any violation or liability which has not had and would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect; and there has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company or any of its Subsidiaries has knowledge.

(dd)ERISA Compliance. No “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published

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interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan of the Company or any of its Subsidiaries which would reasonably be expected to, singularly or in the aggregate, have a Material Adverse Effect. Each employee benefit plan of the Company or any of its Subsidiaries is in compliance in all material respects with applicable law, including ERISA and the Code. The Company and its Subsidiaries have not incurred and could not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in ERISA). Each pension plan for which the Company or any of its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified, and, to the Company’s knowledge, nothing has occurred, whether by action or by failure to act, which could, singularly or in the aggregate, cause the loss of such qualification.

(ee)SOX Compliance. The Company has taken all actions it deems reasonably necessary or advisable to take on or prior to the date of this Agreement to assure that it is and will continue be in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are then in effect.

(ff)Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor any director or officer of the Company or any Subsidiary, nor, to the knowledge of the Company, any employee, representative, agent, affiliate of the Company or any of its Subsidiaries or any other person acting on behalf of the Company or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(gg)Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(hh)OFAC. Neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any employee, representative, agent or affiliate of the Company or any of its Subsidiaries or any other person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities contemplated hereby, or lend,

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contribute or otherwise make available such proceeds to any person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ii)Intellectual Property. The Company and each of its Subsidiaries owns or possesses or has valid right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and similar rights (“Intellectual Property”) necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted as described in the SEC Documents. To the knowledge of the Company, no action or use by the Company or any of its Subsidiaries involves or gives rise to any infringement of, or license or similar fees for, any Intellectual Property of others, except where such action, use, license or fee is not reasonably likely to result in a Material Adverse Effect. Except as disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries has received any notice alleging any such infringement or fee which would reasonably likely to result in a Material Adverse Effect. To the Company’s knowledge, none of the technology employed by the Company or any of its Subsidiaries has been obtained or is being used by the Company or such Subsidiary in violation of any contractual obligation binding on the Company or such Subsidiary or, to the Company’s knowledge, any of the officers, directors or employees of the Company or any Subsidiary, or, to the Company’sknowledge, otherwise in violation of the rights of any persons, except in each case for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(jj)Compliance with Health Care Laws. The Company and, to the Company’s knowledge, its directors, officers, employees, and agents (while acting in such capacity) are, and at all times since January 1, 2017 have been, in compliance with, all health care laws and regulations applicable to the Company, including all such health care laws and regulations pertaining to development and testing of health care products or medical devices, fraud and abuse, kickbacks, recordkeeping, documentation requirements, the hiring of employees (to the extent governed by health care laws), quality, safety, privacy, security, licensure, ownership, manufacturing, packaging, labeling, processing, use, distribution, storage, import, export, advertising, promotion, marketing or disposal of health care products or medical devices (collectively, “Health Care Laws”), except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the SEC Documents, the Company, and to the Company’s knowledge, its contract manufactures (while acting on behalf of the Company) has not received any written notification, correspondence or any other written communication, including notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority, including, without limitation, the United States Food and Drug Administration (“FDA”), the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, of material non-compliance by, or liability of, the Company under any Health Care Laws. To the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to give rise to liability of the Company under any Health Care Laws, except that would not individually or in the aggregate have a Material Adverse Effect. To the Company’s knowledge, the manufacture of products by or on behalf of the Company is being conducted in compliance in all material respects with all Health Care Laws applicable to the Company or any of its products or activities, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by governmental authorities in countries outside the United States. Except as disclosed in the SEC Documents or as would not reasonably be expected to have a Material Adverse Effect, during the two year period ended on December 31, 2018 and through the date hereof, the Company has not had any product or Company-owned manufacturing site subject to a governmental authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other governmental authority notice of inspectional observations, “warning letters,” “untitled letters,” written requests to make changes to the Company’s products, processes or operations, or similar written correspondence or notice from the FDA or other governmental

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authority alleging or asserting material noncompliance with any applicable Health Care Laws that has not been resolved. To the Company’s knowledge, neither the FDA nor any other Governmental Authority has threatened such action.

(kk)Clinical Data and Regulatory Compliance. The clinical and preclinical studies and tests conducted by the Company and, to the knowledge of the Company, the clinical and preclinical studies conducted on behalf of or sponsored by the Company, were, and if still pending, are, being conducted in all material respects in accordance with all applicable Health Care Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. Any descriptions of clinical, preclinical and other studies and tests, including any related results and regulatory status, contained in the SEC Documents are complete, accurate, and fairly represented in all material respects. No marketing authorization, including any 510(k) clearance held by the Company, has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency has commenced, or, to the Company’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.

(ll)No Safety Notices. Except as would not reasonably be expected to have a Material Adverse Effect or as disclosed in the SEC Documents, there have been no recalls, field notifications, corrections or removals, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts, safety communications or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company’s products (“Safety Notices”) during the two year period ended on December 31, 2018 and through the date hereof. To the Company’s knowledge, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Company’s products, (ii) a material change in labeling of any of the Company’s products, or (iii) a termination or suspension of marketing or testing of any of the Company’s products, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(mm)U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation, within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Buyer’s request.

4.COVENANTS.

(a)Blue Sky. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “blue sky” laws of the states of the United States following the Closing Date.

(b)Reporting Status; Public Information. From the date of this Agreement until the first date on which no Buyer owns any Securities (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act would otherwise permit such termination.

(c)Listing. The Company shall promptly secure the listing of all of the Common Shares, the Conversion Shares and the Warrant Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) (the “Principal Market”) and shall maintain, so long as any other shares of Common Stock

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shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall take all actions necessary to remain eligible for quotation of the Common Stock on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or The New York Stock Exchange and neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock thereon. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(c).

(d)Fees. The Company shall be responsible for the payment of any Agents’ fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated by this Agreement, including, without limitation, any fees or commissions payable to the Agents. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers, provided, however, the Company has agreed to reimburse the SEDCO Buyers $25,000 for legal fees and expenses and the Agents for $100,000 for legal fees and expenses.

(e)Disclosure of Transactions and Other Material Information. No later than 5:30 p.m., New York City time, on the fourth Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement and the form of the Registration Rights Agreement) as exhibits to such filing. Without the prior written consent of any applicable Buyer, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of such Buyer in any filing, announcement, release or otherwise other than in connection with the registration statement contemplated by the Registration Rights Agreement, unless such disclosure is required by law, regulation or the Principal Market.

(f)Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Buyers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

(g)No Avoidance of Obligations. The Company shall not, and shall cause each of its Subsidiaries not to, enter into any agreement which would prevent the Company’s or any of its Subsidiaries’ ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Agreement and the other Transaction Documents.

(h)Regulation M. Neither the Company, nor the Subsidiaries nor any affiliates of the foregoing shall take any action prohibited by Regulation M under the 1934 Act, in connection with the offer, sale and delivery of the Securities contemplated hereby.

(i)Use of Proceeds. The net proceeds from the sale of the Securities hereunder shall be used for general corporate purposes, including the funding of research and development activities. The Company’s management will retain broad discretion over the allocation of the net proceeds from the sale of the Securities.

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(j)Reservation of Common Stock. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents but in no event less than the Required Minimum. If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 130% of the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Certificate of Incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date; provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents. For purposes of this Agreement, “Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Conversion Shares issuable upon the conversion of the Preferred Shares and the issuance of any Warrant Shares upon exercise of the Warrants, ignoring any conversion limits set forth therein.

(k)Stockholder Approval. The Company shall use its best efforts to file a preliminary proxy statement with the SEC for the purpose of obtaining such approval as may be required by (i) the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company with respect to the  issuance of all Conversion Shares issuable upon conversion of the Preferred Shares in excess of 19.99% of the issued and outstanding Common Stock on the date hereof, and (ii) any other applicable rule or regulation of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company with respect to the issuance of all Conversion Shares (the “Stockholder Approval”). The Company shall use its best efforts to hold a special meeting of its stockholders (which may also be the annual meeting of stockholders) at the earliest practical date after the date hereof, but in no event later than 120 days after the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2019 for the purpose of obtaining Stockholder Approval, with the recommendation of the Board of Directors that such proposals are approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Company does not obtain Stockholder Approval at the first meeting held for such purpose, upon the written request of holders of Preferred Shares representing at least a majority of the amount of the outstanding Preferred Shares, the Company shall use its best efforts to call another meeting of stockholders within six (6) months of the first meeting of stockholders held pursuant to this Section 4(k).

5.REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a)Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of the Securities), a register for (i) the Warrants in which the Company shall record the name and address of the Person in whose name the Warrants have been issued (including the name and address of each transferee) and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person and (ii) the Preferred Shares in which the Company shall record the name and address of the Person in whose name the Preferred Shares have been issued (including the name and address of each transferee) and the number of Conversion Shares issuable upon conversion of the Preferred Shares held by such Person.

(b)Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts of such transfer agent, registered in the name of each Buyer or its respective nominee(s), for (i) the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company

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upon exercise of the Warrants (including payment of any applicable exercise price) and (ii) the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares substantially in the form of Exhibit H attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(h) hereof, will be given by the Company to its transfer agent with respect to the Common Shares, Conversion Shares and Warrant Shares. If a Buyer effects a sale, assignment or transfer of the Common Shares, Conversion Shares or Warrant Shares in accordance with Section 2(h), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts of such transfer agent in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment; provided that the Buyer has complied with Section 2(h) through (j). In the event that such sale, assignment or transfer involves Common Shares, Warrant Shares or Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend upon such sale.

(c)Breach. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Common Units and the Preferred Units to each Buyer as set forth on the Schedule of Buyers at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(a)Each Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)Each Buyer shall have executed and delivered to the Company an Investor Questionnaire, in the form attached hereto as Exhibit E, pursuant to which each such Buyer shall provide information necessary to confirm each such Buyer’s status as an “accredited investor” (as such term is defined in Rule 501 promulgated under the 1933 Act) and to enable the Company to comply with the Registration Rights Agreement.

(c)Each Buyer shall have delivered to the Company its respective Purchase Price for the Common Units and/or Preferred Units being purchased by such Buyer by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(d)The representations and warranties of each Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or

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complied with by such Buyer at or prior to the Closing Date. By delivering its respective Purchase Price for the Common Units and/or Preferred Units being purchased by such Buyer at the Closing, each Buyer shall be deemed to have confirmed the foregoing as of the Closing Date.

(e)Each of the Buyers affiliated with EW, HealthQuest and SEDCO shall have concurrently funded at the Closing its respective Purchase Price as set forth in the Schedule of Buyers.

7.CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase the Common Units and/or Preferred Units set forth on the Schedule of Buyers at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)The Company shall have duly executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) the Common Units and/or Preferred Units being purchased by such Buyer at the Closing pursuant to this Agreement.

(b)Such Buyer shall have received the opinion of Reed Smith LLP, counsel for the Company (“Company Counsel”), dated as of the Closing Date, in substantially the form of Exhibit I attached hereto.

(c)The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit H attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(d)The Company shall have delivered to such Buyer a certificate evidencing the good standing of the Company issued by the Delaware Secretary of State as of a date within five Business Days of the Closing Date.

(e)The Company shall have filed with the Nasdaq Stock Market a Notification Form: Listing of Additional Shares for the listing of the Shares, and Nasdaq shall have raised no objection to the consummation of the Transaction.

(f)The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation or organization of the Company as certified by the Delaware Secretary of State within five Business Days of the Closing Date.

(g)The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions of the Board of Directors of the Company or an authorized committee thereof, approving the Transaction Documents and the transactions contemplated thereby, and (ii) the Bylaws of the Company, each as in effect at the Closing, in the form attached hereto as Exhibit J.

(h)The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received one or more

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certificates, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit K.

(i)The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Common Units and the Preferred Units. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

8.MISCELLANEOUS.

(a)Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan and each of their respective appellate courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as

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specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company, the SEDCO Buyers, and the holders of the Common Shares representing at least a majority of the amount of the Common Shares on an as converted basis. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Common Shares on an as converted basis then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f)Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) when sent, if sent by email (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient, or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Venus Concept Inc.

235 Yorkland Blvd, Suite 900

Toronto, Ontario M2J 4Y8

Attention: Domenic DiSisto

Email: ddisisto@venusconcept.com

with a copy (for informational purposes only) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Facsimile: (212) 521 5450

Attention: Mark Pedretti

Email: mpedretti@reedsmith.com

If to the Transfer Agent:

Computershare

150 Royall Street

Canton, MA 02021.

If to a Buyer, to its physical or electronic address set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers.

With a copy (for informational purposes only) to:

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Proskauer Rose LLP
One International Place
Boston, MA 02110-2600
Attention: Steve Peck

Facsimile: 617.526.9899

Email: speck@proskauer.com

or to such other physical or electronic address or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s email containing the time, date and recipient email address of such transmission, or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by email or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number Common Shares on an as converted basis issued and issuable hereunder, including by merger or consolidation. A Buyer may assign some or all of its rights hereunder with the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights; provided that such assignee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Buyers.”

(h)No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as set forth in Section 9(p) below and except that each Indemnitee shall have the right to enforce the obligations of the Company with respect to Section 9(k) below.

(i)Survival. The representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and in the Secretary’s Certificate and Officer’s Certificate delivered on the Initial Closing, and the agreements and covenants set forth in Sections 4, 8 and 9 shall survive the Initial Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j)Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)Indemnification. The Company agrees to indemnify and hold harmless each of the Buyers, the officers, directors, partners, members, and employees of each Buyer, each Person, if any, who controls any such Buyer (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) and the officers, directors, partners, members and employees of each such controlling Person (each, an “Indemnified Party”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Indemnified Party may become subject under the 1933 Act, the 1934 Act, or any other federal or state statutory law or regulation, or at common law (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based in

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whole or in part on the inaccuracy in the representations and warranties of the Company contained in the Transaction Documents or the failure of the Company to perform its obligations hereunder or thereunder, and will reimburse each Indemnified Party for legal and other expenses reasonably incurred as such expenses are reasonably incurred by such Indemnified Party in connection with investigating, defending, settling, compromising or paying such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) the failure of such Indemnified Party to comply with the covenants and agreements contained in Section 2(h) above respecting sale of the Shares, or (ii) the inaccuracy of any representations made by such Indemnified Party herein. Notwithstanding the foregoing, in no event shall the Company have any liability under this Section 8(k) in an amount that exceeds the proceeds received by the Company pursuant to this Agreement.

(i)Each Buyer shall severally, and not jointly, indemnify and hold harmless the other Buyers and the Company, its directors, officers, and employees, each Person who controls the Company (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act) and the directors, officers, partners, members or employees of such controlling Persons, against any losses, claims, damages, liabilities or expenses to which the Company, each of its directors or each of its controlling Persons may become subject, under the 1933 Act, the 1934 Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Buyer) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) any failure by such Buyer to comply with the covenants and agreements contained in Section 2(h) above respecting the sale of the Securities or (ii) the inaccuracy of any representation made by such Buyer in any of the Transaction Documents, in each case to the extent, and will reimburse the Company, each of its directors, and each of its controlling Persons for any legal and other expense reasonably incurred, as such expenses are reasonably incurred by the Company, each of its directors, and each of its controlling Persons in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. No Buyer shall be liable for the indemnification obligations of any other Buyer.

(l)No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)Remedies. Each Buyer shall have all rights and remedies set forth in the Transaction Documents and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

(n)Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as, and the Company acknowledges that the Buyers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges and each Buyer confirms that it has

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independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

(o)Reliance by the Agents. The parties agree and acknowledge that the Agents may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Buyers contained in this Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to the Agents. The parties further agreement that the Agents may rely on or, if the Agents so request, be specifically named as an addressee of, the legal opinions to be delivered pursuant to Section 7(d) of this Agreement.

(p)Exculpation of Agents. Each party hereto agrees for the express benefit of the Agents, their respective affiliates and their respective representatives that:

(i)Neither Agents nor any of their affiliates or any of their representatives (A) have any duties or obligations other than those specifically set forth herein or in the Engagement Letter, (B) make any representation or warranty, or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or the Transaction Documents or in connection with any of the transactions contemplated hereby, or (C) shall be liable (i) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any Transaction Document or (ii) for anything which any of them may do or refrain from doing in connection with this Agreement or any Transaction Document, except for such party’s own gross negligence, willful misconduct or bad faith.

(ii)Each of the Agents, their respective affiliates and their respective representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.

(iii)Each Buyer represents and warrants, for the express benefit of the Agents, their respective affiliates and their respective representatives, that (A) it has independently made its own analysis and decision to enter into the transactions contemplated by this Agreement and the Transaction Documents based on such information as it deems appropriate and without reliance on the Placement Agents and (B) it is relying exclusively on its own sources of information and advisors with respect to all business, legal, regulatory, accounting, credit and tax matters.

(q)Waiver of Conflicts. Each party to this Agreement acknowledges that Reed Smith LLP, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Buyers in matters unrelated to the transactions described in this Agreement, including the representation of such Buyers in financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Reed Smith LLP’s representation of certain of the Buyers in such unrelated matters and Reed Smith LLP’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

VENUS CONCEPT INC.

By:	/s/ Domenic Serafino
Name: Domenic Serafino
Title: Chief Executive Officer

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

SEDCO Capital Global Funds – SC Private Equity Global Fund IV

By:	/s/ Valerio Salvati
Name:	Valerio Salvati
Title:	Director

By:	/s/ Nawaf JamJoom
Name:	Nawaf JamJoom
Title:	Director

SEDCO Capital Cayman Limited

By:	/s/ Rasheed Yar Khan
Name:	Rasheed Yar Khan
Title:	Director

By:	/s/ Samer Shaaban
Name:	Samer Shaaban
Title:	Director

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

EW HEALTHCARE PARTNERS, L.P.

By: Essex Woodlands Fund IX-GP, its General Partner

By: Essex Woodlands IX, LLC, its General Partner

By:	/s/ R. Scott Barry
Name:	R. Scott Barry
Title:	Authorized Signatory

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

EW HEALTHCARE PARTNERS-A, L.P.

By: Essex Woodlands Fund IX-GP, its General Partner

By: Essex Woodlands IX, LLC, its General Partner

/s/ R. Scott Barry
R. Scott Barry
Authorized Signatory

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

HEALTHQUEST PARTNERS II, L.P.

By: Healthquest Venture Management II, L.L.C., its General Partner

By:	/s/ Garheng Kong
Name:	Garheng Kong
Title:	Managing Partner

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

By:	/s/ Peter Giannoulis
Name:	Peter Giannoulis
Title:

EXHIBIT A

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)	(6)	(7)	(8)
Buyer	Address	Email Address	Number of Common Shares	Number of Preferred Shares	Number of Warrant Shares	Aggregate Purchase Price	Common upon Series A Conversion	Legal Representative’s Address

EW Healthcare Partners, L.P.	21 Waterway Avenue, Suite 225 The Woodlands, TX 77380	rkolodziejcyk@ewhealthcare.com	-	519,114.70	3,893,360.00	$12,977,867.50	5,191,147.00
EW Healthcare Partners-A, L.P.	21 Waterway Avenue, Suite 225 The Woodlands, TX 77380	rkolodziejcyk@ewhealthcare.com	-	20,885.30	156,640.00	$522,132.50	208,853.00
HealthQuest Partners II, L.P.	c/o HealthQuest Capital Management Company, LLC 1301 Shoreway Road, Suite 350 Belmont, CA 94002	garheng@hqcap.com,with cc to manfred@hqcap.com (Manfred Yu, CFO)	-	120,000.00	900,000.00	$3,000,000.00	1,200,000.00	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton Street Redwood City, CA 94063 Attn: Jason Ford & Sally Yi
SEDCO Capital Global Funds – SC Private Equity Global Fund IV	P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attn: Rasheed Yar Khan; Eisa Matouk Abdulatie	rasheedk@sedcocapital.com	1,600,000.00	-	1,200,000.00	$4,000,000.00	-	Proskauer Rose LLP One International Place Boston, MA 02110-2600 Attention: Steve Peck Facsimile: 617.526.9899 Email: speck@proskauer.com
SEDCO Capital Cayman Limited	P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attn: Rasheed Yar Khan; Eisa Matouk Abdulatie	rasheedk@sedcocapital.com; eisaa@sedcocapital.com	660,000.00	-	495,000.00	$1,650,000.00	-	Proskauer Rose LLP One International Place Boston, MA 02110-2600 Attention: Steve Peck Facsimile: 617.526.9899 Email: speck@proskauer.com
Peter Giannoulis	49 Harmony Hill Crescent, Richmond Hill, ON Canada, L4C 8Z4	peter@source44.net	40,000.00	-	30,000.00	$100,000.00	-